Exhibit 99.1

July 21, 2008

Investors May Contact:

Kevin Stitt, Bank of America, 1.704.386.5667

Lee McEntire, Bank of America, 1.704.388.6780

Leyla Pakzad, Bank of America, 1.704.386.2024

Reporters May Contact:

Scott Silvestri, Bank of America, 1.980.388.9921

scott.silvestri@bankofamerica.com

Bank of America Earns $3.41 Billion or $0.72 Per Share in Second Quarter

Highest Quarterly Revenue in Company History

Second-Best Quarter in Investment Banking

Capital Markets Writedowns Decline Significantly

$2.2 Billion Added to Loan Loss Reserve

CHARLOTTE — Bank of America Corporation today reported second-quarter 2008 net income of $3.41 billion, down from a record $5.76 billion a year earlier. Diluted earnings per share decreased 44 percent to $0.72 from $1.28 in the same period in 2007. Net revenue rose to a record $20.32 billion. Earnings available to common shareholders totaled $3.22 billion.

Net income in the period rose from $1.21 billion, or $0.23 per share, in the first quarter of 2008. Second-quarter net income included pretax merger and restructuring costs of $212 million.

“We are pleased with these solid results in a difficult financial environment,” said Kenneth D. Lewis, chairman and chief executive officer. “Outside of real estate-related products, our operating results were quite good virtually across all business segments. This performance demonstrates not only the advantages of our company’s diversity and scale, but also the ability of our associates to differentiate Bank of America in the eyes of customers and clients.”

Second Quarter 2008 Business Highlights (vs. a year earlier)

•

Record quarterly net revenue of $20.32 billion was driven by an expanded net interest yield, loan growth and higher income from service charges, mortgage banking and investment and brokerage services. These results also reflect the addition of LaSalle Bank.

•	Investment banking income in Capital Markets and Advisory Services, a unit in Global Corporate and Investment Banking, was $765 million, the second-highest result ever.

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•	Total retail sales increased 4 percent to 13 million products, helped by strong growth in deposits, debit and online banking. Net new checking accounts were 674,000 in the period.

•

Total average retail deposits increased more than $56 billion, or 12 percent, with approximately half coming from organic growth and the balance from the acquisition of LaSalle and U.S. Trust. Debit card purchase volume increased 15 percent.

•

Bank of America surpassed one million active Mobile Banking customers in the quarter. The service allows customers to check balances, pay bills, transfer funds, view posted and pending transactions and locate banking centers and ATMs, accompanied by maps and directions.

•

Business Lending and Treasury Services, both within Global Corporate and Investment Banking, had organic loan and deposit growth of 16 percent and 7 percent, respectively, as client demand for these services rose as a result of recent market disruption.

•

Service level improvements resulted in customer delight (9 or 10 on a 10-point scale) reaching a record 72 percent in the banking centers. Peak day wait times fell 12 percent from the previous quarter resulting in an all-time high in customer delight on this issue.

•

Total assets under management (AUM) in Global Wealth and Investment Management increased to more than $589 billion, including the impact of the U.S. Trust and LaSalle acquisitions and the sale of Marsico Capital Management in the second half of 2007.

•	Bank of America’s integration of U.S. Trust was successfully completed in the quarter.

Second Quarter 2008 Financial Summary

Revenue and Expense

Revenue net of interest expense on a fully taxable-equivalent basis rose 3 percent to a record $20.63 billion from $20.02 billion a year earlier and was $3.33 billion higher than the first quarter of 2008.

Net interest income on a fully taxable-equivalent basis rose 25 percent to $10.94 billion from $8.78 billion in the second quarter of 2007 driven by improved margins in the current rate environment combined with loan growth and the acquisition of LaSalle. The net interest yield improved 33 basis points to 2.92 percent.

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Noninterest income declined 14 percent to $9.69 billion from $11.24 billion a year earlier. Service charges, mortgage banking income and investment and brokerage services income increased. These increases were offset by writedowns of $1.22 billion related to market disruptions, which compared with $2.81 billion in writedowns during the first quarter, as well as lower equity investment income.

Noninterest expense rose 4 percent to $9.56 billion from a year earlier mainly because of the addition of LaSalle and U.S. Trust partially offset by lower personnel costs. Pretax merger and restructuring charges related to acquisitions were $212 million compared with $75 million a year earlier. The efficiency ratio was 47.08 percent.

Credit Quality

Credit quality continued to weaken, particularly in markets that experienced the most significant home price declines. The slowing economy resulted in credit deterioration concentrated in the domestic consumer, small business and homebuilder portfolios. Both net charge-offs and nonperforming assets continued to increase.

Provision expense rose $4.02 billion from a year ago to $5.83 billion, reflecting net charge-offs of $3.62 billion and additions to the allowance for loan and lease losses of $2.21 billion. The additions were mainly in consumer and commercial portfolios directly tied to housing, including home equity, residential mortgage and homebuilders. The company has added $7.29 billion to the reserve through increased provision over the past 12 months. Amounts shown below for the quarter ended or as of June 30, 2007 do not include LaSalle.

•	Provision for credit losses was $5.83 billion, down from $6.01 billion in the first quarter but up from $1.81 billion in the second quarter of 2007.

•

Net charge-offs were $3.62 billion, or 1.67 percent of total average loans and leases compared with $2.72 billion, or 1.25 percent, in the first quarter and $1.50 billion, or 0.81 percent, in the second quarter of 2007.

•

Total managed net losses were $5.27 billion, or 2.15 percent, of total average managed loans and leases compared with $4.14 billion, or 1.69 percent, in the first quarter and $2.77 billion, or 1.31 percent, in the second quarter of 2007.

•

Nonperforming assets were $9.75 billion or 1.13 percent of total loans, leases and foreclosed properties, compared with $7.83 billion, or 0.90 percent, at March 31 and $2.39 billion, or 0.32 percent, at June 30, 2007.

•

The allowance for loan and lease losses was $17.13 billion, or 1.98 percent of loans and leases measured at historical cost compared with $14.89 billion, or 1.71 percent, at March 31, 2008 and $9.06 billion, or 1.20 percent, at June 30, 2007.

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Capital Management

Total shareholders’ equity was $162.69 billion at June 30. Period-end assets were $1.72 trillion. The Tier 1 capital ratio was 8.25 percent, up from 7.51 percent at March 31, 2008 after the company raised about $7 billion in capital through the issuance of preferred stock. The Tier 1 ratio was 8.52 percent a year earlier.

Bank of America paid a cash dividend of $0.64 per share in the quarter. The company also issued about 137,000 common shares mostly related to employee stock options and ownership plans and did not repurchase any shares. Period-end common shares issued and outstanding were 4.45 billion for the first and second quarters of 2008 and 4.44 billion in the year ago quarter.

Countrywide Financial Acquisition

(Results are not part of Bank of America second-quarter results)

Countrywide Financial Corporation, which was acquired on July 1, will make Bank of America the leader in providing home financing to American consumers.

Countrywide had a second-quarter net loss of $2.33 billion, including just under $4 billion in credit-related losses. Because purchase accounting records certain assets and liabilities at fair value, which includes an estimate of future credit costs, for those items recorded at fair value such costs would not generally run through future income statements.

The transaction immediately adds to Bank of America profit. It is now expected to be accretive in 2008. When the acquisition was announced in January, Bank of America estimated Countrywide’s addition would be neutral toward per-share earnings this year.

The estimated cost savings have been significantly increased from the after-tax $670 million projected in January. Management will provide details on adjustments being made under purchase accounting, the new cost savings targets and other financial issues on a teleconference later today. (See details below).

Bank of America is continuing the trend begun by Countrywide earlier this year to expand loan modification and workout resources to address foreclosure issues. Through June, Countrywide has worked out 119,000 loans, nearly twice the number of its completed foreclosures. Bank of America estimates it will restructure about $40 billion in home loans during the next two years, enabling more than 265,000 families to stay in their homes.

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The combined mortgage business will continue to offer conforming loans underwritten to standard guidelines of government-sponsored enterprises, including FHA and VA loans and other loans designed for low-and moderate-income borrowers. The company has discontinued originating subprime and certain other nontraditional home loans, including option-ARMs, and will generally use Bank of America’s product suite, which has performed much better in the current credit environment.

2008 Second Quarter Business Segment Results

Global Consumer and Small Business Banking1

(Dollars in millions)	Q2 2008	Q2 2007
Total managed revenue, net of interest expense[2]	$13,092	$11,821
Provision for credit losses[3]	6,545	3,094
Noninterest expense	5,293	4,910
Net income	812	2,422
Efficiency ratio[2]	40.43%	41.54%
Return on average equity	4.89	15.76
Managed loans[4]	$368,136	$317,247
Deposits[4]	341,339	326,622

	At 06/30/08	At 06/30/07
Period ending deposits	$339,098	$326,878

1  Managed basis. Managed basis assumes that loans that have been securitized were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. For more information and detailed reconciliation, please refer to the data pages supplied with this Press Release.

2  Fully taxable-equivalent basis

3  Represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio

4  Balances averaged for period

Net income fell 66 percent from a year ago, as credit costs rose.

Managed net revenue rose 11 percent. Net interest income increased 13 percent to $8.02 billion driven by growth in average loans and deposits and margin improvement. Noninterest income rose 8 percent to $5.08 billion on higher mortgage banking income and service charges.

The provision for credit losses increased by $3.45 billion to $6.55 billion compared with a year earlier. Net losses rose $2.06 billion to $4.72 billion, reflecting the impact of housing market deterioration and weakened economic conditions on consumer real estate, small business and other domestic consumer portfolios. Loan loss reserve additions for home equity and deterioration and seasoning of the consumer portfolios also contributed to higher credit costs.

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•

Deposits net income fell 22 percent to $1.07 billion. Net revenue decreased 4 percent to $4.23 billion as spread compression impacting certain products more than offset deposit growth. The decline in net interest income was partially offset by growth in service charges and debit card income. Noninterest expense increased $250 million largely due to the acquisition of LaSalle.

•

Card Services net income fell 55 percent to $402 million as credit costs rose by $1.21 billion. Managed net revenue increased 8 percent to $6.85 billion on net interest income growth of 17 percent driven by 14 percent average loan and lease growth, partially offset by a decrease in card income.

•

Consumer Real Estate net income swung to a loss of $982 million compared with net income of $115 million a year earlier as higher net revenue was more than offset by higher credit costs. Net revenue rose 41 percent to $1.20 billion as average loans and leases increased 19 percent and mortgage banking income climbed 38 percent. Provision expense rose to $2.20 billion from $127 million a year earlier.

Global Corporate and Investment Banking

(Dollars in millions)	Q2 2008	Q2 2007
Total revenue, net of interest expense[1]	$5,960	$5,943
Provision for credit losses	363	42
Noninterest expense	2,801	3,227
Net income	1,746	1,692
Efficiency ratio[1]	46.99%	54.31%
Return on average equity	11.57	16.15
Loans and leases[2]	$334,680	$253,895
Trading-related assets[2]	337,059	377,171
Deposits[2]	234,605	220,180

1  Fully taxable-equivalent basis

2  Balances averaged for period

Net income rose 3 percent on lower noninterest expense partially offset by higher credit costs.

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Net revenue rose slightly on a 47 percent increase in net interest income, offset by a 36 percent decline in noninterest income due mainly to writedowns related to market disruptions of $1.22 billion compared with $2.81 billion in the first quarter. Near-record investment banking income partially offset these writedowns. CDO-related writedowns were $645 million in the quarter, down significantly from $1.47 billion in the first quarter of 2008. Leveraged-loan writedowns were $64 million, lower than the $439 million in the first quarter.

The provision for credit losses increased $321 million to $363 million as deterioration in the housing market drove higher commercial real estate net charge-offs, mainly in homebuilders, and led to reserve additions. A modest increase in commercial domestic net charge-offs from lower levels a year earlier and increased net charge-offs in dealer-related retail portfolios due to deterioration and seasoning also contributed to the increased provision.

•

Business Lending net income increased 12 percent to $651 million despite the impact of higher credit costs. Net revenue increased 36 percent to $2.03 billion driven by organic and merger-related average loan growth of nearly $77 billion.

•

Capital Markets and Advisory Services net income was $449 million compared with $627 million a year earlier. Net revenue declined to $1.95 billion from $2.73 billion a year earlier as favorable sales and trading results in credit and liquid products were more than offset by CDO-related writedowns.

•	Treasury Services net income increased 6 percent to $608 million. Net revenue increased 5 percent to $1.87 billion as favorable pricing and increased volume drove deposits and service charges higher.

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Global Wealth and Investment Management

(Dollars in millions)	Q2 2008	Q2 2007
Total revenue, net of interest expense [1]	$2,279	$1,889
Provision for credit losses	119	(13)
Noninterest expense	1,241	993
Net income	573	576
Efficiency ratio[1]	54.44%	52.57%
Return on average equity	19.58	26.35
Loans[2]	$87,572	$67,964
Deposits[2]	157,113	118,254

(in billions)	At 06/30/08	At 06/30/07
Assets under management	$589.4	$566.2

1   Fully taxable-equivalent basis

2   Balances averaged for period

Net income was largely flat at $573 million.

Net revenue increased 21 percent from the addition of U.S. Trust and LaSalle, organic loan and deposit growth and an improving interest rate environment. The increase was partially offset by support to certain cash funds of $36 million, which declined from $220 million in the first quarter of 2008.

Provision for credit losses increased to $119 million compared with a benefit of $13 million a year ago as deterioration in the home equity portfolio from housing market weakness continued.

•	U.S. Trust, Bank of America Private Wealth Management net income rose 25 percent to $152 million. Net revenue rose 43 percent to $706 million driven by the addition of U.S. Trust and LaSalle.

•	Columbia Management net income declined 48 percent to $39 million from a year ago driven mainly by losses related to support for certain cash funds.

•

Premier Banking and Investments net income fell 43 percent to $189 million as credit costs increased by $114 million reflecting higher home equity loan losses. Net revenue decreased 9 percent to $865 million on lower net interest income as spread compression, driven by deposit mix and competitive deposit pricing, more than offset deposit growth.

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All Other1

(Dollars in millions)	Q2 2008	Q2 2007
Total revenue net of interest expense [2]	$(700)	$367
Provision for credit losses[3]	(1,197)	(1,313)
Merger and restructuring charges	212	75
All other noninterest expense	17	(50)
Net income	279	1,071
Loans and leases[4]	$88,251	$101,093

1   All Other consists primarily of equity investments, the residual impact of the allowance for credit losses and the cost allocation processes, Merger and Restructuring Charges, intersegment eliminations, and the results of certain consumer finance, investment management and commercial lending businesses that are being liquidated. All Other also includes the offsetting securitization impact to present Global Consumer and Small Business Banking on a managed basis. For more information and detailed reconciliation, please refer to the data pages supplied with this Press Release.

2   Fully taxable-equivalent basis

3   Represents the provision for credit losses in All Other combined with the GCSBB securitization offset.

4   Balances averaged for period

All Other had net income of $279 million compared with $1.07 billion as equity investment income fell because of the absence of the gain recognized a year earlier from the sale of private equity funds to Conversus Capital, higher credit costs in the residential mortgage portfolio and higher merger and restructuring charges related to LaSalle and U.S. Trust. This was partially offset by a gain on the sale of debt securities.

Note: Chief Executive Officer Kenneth D. Lewis and Chief Financial Officer Joe L. Price will discuss second quarter 2008 results in a conference call at 9:30 a.m. EDT today. The presentation and supporting materials can be accessed on the Bank of America Investor Relations Web site at http://investor.bankofamerica.com. For a listen-only connection to the conference call, dial 800.895.1085 and the conference ID: 79795.

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Bank of America

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small and middle market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving more than 59 million consumer and small business relationships with more than 6,100 retail banking offices, more than 18,500 ATMs and award-winning online banking with more than 25 million active users. Bank of America offers industry leading support to more than 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients in more than 150 countries and has relationships with 99 percent of the U.S. Fortune 500 companies and 83 percent of the Fortune Global 500. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States abroad may adversely affect the company’s businesses and economic conditions as a whole; 5) changes in the interest rate environment and market liquidity reduce interest margins, impact funding sources and effect the ability to originate and distribute financial products in the primary and secondary markets; 6) changes in foreign exchange rates increases exposure; 7) changes in market rates and prices may adversely impact the value of financial products; 8) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 9) changes in accounting standards, rules or interpretations, 10) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; 11) mergers and acquisitions and their integration into the company; and 12) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Bank of America does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

www.bankofamerica.com

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Bank of America Corporation and Subsidiaries

Selected Financial Data

(Dollars in millions, except per share data; shares in thousands)

Summary Income Statement	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Net interest income	$10,621	$8,389	$20,612	$16,659
Total noninterest income	9,694	11,236	16,706	21,181

Total revenue, net of interest expense	20,315	19,625	37,318	37,840
Provision for credit losses	5,830	1,810	11,840	3,045
Noninterest expense, before merger and restructuring charges	9,352	9,080	18,377	18,126
Merger and restructuring charges	212	75	382	186

Income before income taxes	4,921	8,660	6,719	16,483
Income tax expense	1,511	2,899	2,099	5,467

Net income	$3,410	$5,761	$4,620	$11,016

Earnings per common share	$0.73	$1.29	$0.96	$2.47
Diluted earnings per common share	0.72	1.28	0.95	2.44

Summary Average Balance Sheet	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Total loans and leases	$878,639	$740,199	$877,150	$727,193
Debt securities	235,369	177,834	227,373	182,142
Total earning assets	1,500,234	1,358,199	1,505,265	1,340,172
Total assets	1,754,613	1,561,649	1,759,770	1,541,644
Total deposits	786,002	697,035	786,813	691,898
Shareholders’ equity	161,428	133,551	158,078	133,569
Common shareholders’ equity	140,243	130,700	140,849	130,718

Performance Ratios	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Return on average assets	0.78%	1.48%	0.53%	1.44%
Return on average common shareholders’ equity	9.25	17.55	6.06	16.86

Credit Quality	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Total net charge-offs	$3,619	$1,495	$6,334	$2,922
Annualized net charge-offs as a % of average loans and leases outstanding (1)	1.67%	0.81%	1.46%	0.81%
Provision for credit losses	$5,830	$1,810	$11,840	$3,045
Total consumer credit card managed net losses	2,751	2,099	5,123	4,052
Total consumer credit card managed net losses as a % of average managed credit card receivables	5.96%	5.02%	5.58%	4.88%

	June 30
	2008	2007
Total nonperforming assets (2)	$9,749	$2,392
Nonperforming assets as a % of total loans, leases and foreclosed properties (1, 2)	1.13%	0.32%
Allowance for loan and lease losses	$17,130	$9,060
Allowance for loan and lease losses as a % of total loans and leases measured at historical cost (1)	1.98%	1.20%

Capital Management	June 30
	2008	2007
Risk-based capital ratios:
Tier 1	8.25 * %	8.52%
Total	12.60 *	12.11
Tier 1 leverage ratio	6.09 *	6.33
Period-end common shares issued and outstanding	4,452,947	4,436,936

	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Shares issued	137	11,316	15,062	40,235
Shares repurchased	—	(13,450)	—	(61,450)
Average common shares issued and outstanding	4,435,719	4,419,246	4,431,870	4,426,046
Average diluted common shares issued and outstanding	4,457,193	4,476,799	4,460,633	4,487,224
Dividends paid per common share	$0.64	$0.56	$1.28	$1.12

Summary Ending Balance Sheet	June 30
	2008	2007
Total loans and leases	$870,464	$758,635
Total debt securities	249,859	173,327
Total earning assets	1,458,796	1,328,402
Total assets	1,716,875	1,534,359
Total deposits	784,764	699,409
Total shareholders’ equity	162,691	135,751
Common shareholders’ equity	138,540	132,900
Book value per share of common stock	$31.11	$29.95

*	Preliminary data

(1)	Ratios do not include loans measured at fair value in accordance with SFAS 159 at and for the three and six months ended June 30, 2008 and 2007.

(2)

Balances and ratios do not include nonperforming available-for-sale debt securities (at fair value) of $676 million and $27 million at June 30, 2008 and 2007. Including nonperforming available-for-sale debt securities (at fair value), nonperforming assets as a percentage of total assets would have been 0.61 percent and 0.16 percent at June 30, 2008 and 2007.

Certain prior period amounts have been reclassified to conform to current period presentation.

Bank of America Corporation and Subsidiaries

Business Segment Results

(Dollars in millions)

Global Consumer and Small Business Banking (1)	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Total revenue, net of interest expense (2)	$13,092	$11,821	$26,398	$23,152
Provision for credit losses (3)	6,545	3,094	13,000	5,505
Noninterest expense	5,293	4,910	10,426	9,593
Net income	812	2,422	1,904	5,089
Efficiency ratio (2)	40.43%	41.54%	39.50%	41.43%
Return on average equity	4.89	15.76	5.77	16.67
Average - total loans and leases	$368,136	$317,247	$365,581	$312,701
Average - total deposits	341,339	326,622	342,387	326,550

Deposits
Total revenue, net of interest expense (2)	$4,231	$4,402	$8,320	$8,641
Net income	1,065	1,366	2,059	2,681
Card Services (1)
Total revenue, net of interest expense (2)	6,848	6,336	14,181	12,385
Net income	402	888	1,072	1,983
Consumer Real Estate
Total revenue, net of interest expense (2)	1,199	851	2,506	1,684
Net income (loss)	(982)	115	(1,755)	321

Global Corporate and Investment Banking	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Total revenue, net of interest expense (2)	$5,960	$5,943	$9,119	$11,386
Provision for credit losses	363	42	886	157
Noninterest expense	2,801	3,227	5,265	6,205
Net income	1,746	1,692	1,853	3,166
Efficiency ratio (2)	46.99%	54.31%	57.74%	54.50%
Return on average equity	11.57	16.15	6.23	15.28
Average - total loans and leases	$334,680	$253,895	$329,714	$250,913
Average - total deposits	234,605	220,180	235,202	214,402

Business Lending
Total revenue, net of interest expense (2)	$2,027	$1,487	$3,663	$2,822
Net income	651	581	975	1,038
Capital Markets and Advisory Services
Total revenue, net of interest expense (2)	1,950	2,732	1,331	5,156
Net income (loss)	449	627	(653)	1,151
Treasury Services
Total revenue, net of interest expense (2)	1,865	1,784	3,991	3,492
Net income	608	571	1,488	1,099

Global Wealth and Investment Management	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Total revenue, net of interest expense (2)	$2,279	$1,889	$4,201	$3,670
Provision for credit losses	119	(13)	362	9
Noninterest expense	1,241	993	2,556	1,967
Net income	573	576	802	1,067
Efficiency ratio (2)	54.44%	52.57%	60.84%	53.59%
Return on average equity	19.58	26.35	13.82	24.51
Average - total loans and leases	$87,572	$67,964	$86,607	$66,907
Average - total deposits	157,113	118,254	152,807	116,614
U.S. Trust (4)
Total revenue, net of interest expense (2)	$706	$492	$1,381	$953
Net income	152	122	258	206
Columbia Management
Total revenue, net of interest expense (2)	365	360	544	681
Net income (loss)	39	75	(40)	129
Premier Banking and Investments
Total revenue, net of interest expense (2)	865	948	1,706	1,861
Net income	189	333	291	647

All Other (1)	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Total revenue, net of interest expense (2)	$(700)	$367	$(1,784)	$356
Provision for credit losses (5)	(1,197)	(1,313)	(2,408)	(2,626)
Noninterest expense	229	25	512	547
Net income	279	1,071	61	1,694
Average - total loans and leases	88,251	101,093	95,248	96,672
Average - total deposits	52,945	31,979	56,417	34,332

(1)	Global Consumer and Small Business Banking is presented on a managed basis, specifically Card Services, with a corresponding offset recorded in All Other.
(2)

Fully taxable-equivalent (FTE) basis. FTE basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

(3)	Represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(4)

In July 2007, the operations of the acquired U.S. Trust Corporation were combined with the former Private Bank to create U.S. Trust, Bank of America Private Wealth Management. The results of the combined business were reported for periods beginning on July 1, 2007. Prior to July 1, 2007, the results solely reflect that of the former Private Bank.

(5)	Represents provision for credit losses in All Other combined with the Global Consumer and Small Business Banking securitization offset.

Certain prior period amounts have been reclassified to conform to current period presentation.

Bank of America Corporation and Subsidiaries

Supplemental Financial Data

(Dollars in millions)

Fully taxable-equivalent basis data	Three Months Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Net interest income	$10,937	$8,784	$21,228	$17,383
Total revenue, net of interest expense	20,631	20,020	37,934	38,564
Net interest yield	2.92%	2.59%	2.83%	2.60%
Efficiency ratio	46.35	45.73	49.45	47.48

Other Data	June 30
	2008	2007
Full-time equivalent employees	206,587	195,675
Number of banking centers - domestic	6,131	5,749
Number of branded ATMs - domestic	18,531	17,183

Certain prior period amounts have been reclassified to conform to current period presentation.

Bank of America Corporation and Subsidiaries

Reconciliation - Managed to GAAP

(Dollars in millions)

The Corporation reports Global Consumer and Small Business Banking’s results, specifically Card Services, on a managed basis. This basis of presentation excludes the Corporation’s securitized mortgage and home equity portfolios for which the Corporation retains servicing. Reporting on a managed basis is consistent with the way that management evaluates the results of Global Consumer and Small Business Banking. Managed basis assumes that securitized loans were not sold and presents earnings on these loans in a manner similar to the way loans that have not been sold (i.e., held loans) are presented. Loan securitization is an alternative funding process that is used by the Corporation to diversify funding sources. Loan securitization removes loans from the Consolidated Balance Sheet through the sale of loans to an off-balance sheet qualified special purpose entity which is excluded from the Corporation’s Consolidated Financial Statements in accordance with accounting principles generally accepted in the United States (GAAP).

The performance of the managed portfolio is important in understanding Global Consumer and Small Business Banking’s and Card Services’ results as it demonstrates the results of the entire portfolio serviced by the business. Securitized loans continue to be serviced by the business and are subject to the same underwriting standards and ongoing monitoring as held loans. In addition, retained excess servicing income is exposed to similar credit risk and repricing of interest rates as held loans. Global Consumer and Small Business Banking’s managed income statement line items differ from a held basis reported as follows:

•

Managed net interest income includes Global Consumer and Small Business Banking’s net interest income on held loans and interest income on the securitized loans less the internal funds transfer pricing allocation related to securitized loans.

•

Managed noninterest income includes Global Consumer and Small Business Banking’s noninterest income on a held basis less the reclassification of certain components of card income (e.g., excess servicing income) to record managed net interest income and provision for credit losses. Noninterest income, both on a held and managed basis, also includes the impact of adjustments to the interest-only strip that are recorded in card income as management continues to manage this impact within Global Consumer and Small Business Banking.

•	Provision for credit losses represents the provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.

Global Consumer and Small Business Banking

	Six Months Ended June 30, 2008			Six Months Ended June 30, 2007
	Managed Basis (1)	Securitization Impact (2)	Held Basis	Managed Basis (1)	Securitization Impact (2)	Held Basis
Net interest income (3)	$15,699	$(4,195)	$11,504	$14,113	$(3,871)	$10,242
Noninterest income:
Card income	5,285	1,261	6,546	4,977	1,632	6,609
Service charges	3,309	—	3,309	2,865	—	2,865
Mortgage banking income	1,065	—	1,065	599	—	599
All other income	1,040	(126)	914	598	(151)	447

Total noninterest income	10,699	1,135	11,834	9,039	1,481	10,520

Total revenue, net of interest expense	26,398	(3,060)	23,338	23,152	(2,390)	20,762
Provision for credit losses	13,000	(3,060)	9,940	5,505	(2,390)	3,115
Noninterest expense	10,426	—	10,426	9,593	—	9,593

Income before income taxes	2,972	—	2,972	8,054	—	8,054
Income tax expense (3)	1,068	—	1,068	2,965	—	2,965

Net income	$1,904	$—	$1,904	$5,089	$—	$5,089

Average - total loans and leases	$365,581	$(106,307)	$259,274	$312,701	$(101,841)	$210,860

All Other

	Six Months Ended June 30, 2008			Six Months Ended June 30, 2007
	Reported Basis (4)	Securitization Offset (2)	As Adjusted	Reported Basis (4)	Securitization Offset (2)	As Adjusted
Net interest income (3)	$(4,017)	$4,195	$178	$(3,618)	$3,871	$253
Noninterest income:
Card income	1,259	(1,261)	(2)	1,397	(1,632)	(235)
Equity investment income	978	—	978	2,615	—	2,615
Gains on sales of debt securities	351	—	351	63	—	63
All other income (loss)	(355)	126	(229)	(101)	151	50

Total noninterest income	2,233	(1,135)	1,098	3,974	(1,481)	2,493

Total revenue, net of interest expense	(1,784)	3,060	1,276	356	2,390	2,746
Provision for credit losses	(2,408)	3,060	652	(2,626)	2,390	(236)
Merger and restructuring charges	382	—	382	186	—	186
All other noninterest expense	130	—	130	361	—	361

Income before income taxes	112	—	112	2,435	—	2,435
Income tax expense (3)	51	—	51	741	—	741

Net income	$61	$—	$61	$1,694	$—	$1,694

Average - total loans and leases	$95,248	$106,307	$201,555	$96,672	$101,841	$198,513

(1)	Provision for credit losses represents provision for credit losses on held loans combined with realized credit losses associated with the securitized loan portfolio.
(2)	The securitization impact/offset on net interest income is on a funds transfer pricing methodology consistent with the way funding costs are allocated to the businesses.
(3)	FTE
(4)	Provision for credit losses represents provision for credit losses in All Other combined with the Global Consumer and Small Business Banking securitization offset.

Certain prior period amounts have been reclassified among the segments to conform to the current period presentation.